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                                                                    EXHIBIT 23.1

                        Consent of Independent Auditors
                        -------------------------------

The Board of Directors
Civic BanCorp:

We consent to incorporation by reference in the registration statements
(No. 33-94566 and 33-65309) on Form S-8 of Civic BanCorp of our report dated January 17, 1996, relating to the consolidated balance sheets of Civic BanCorp and subsidiary as of December 31, 1995 and 1994, and the related consolidated statements of operations, changes in shareholders' equity, and cash flows for each of the years in the two-year period ended December 31, 1995, which report appears in the December 31, 1995 annual report on Form 10-K of Civic BanCorp.


                                        /s/ KPMG Peat Marwick LLP

San Francisco, California
March 28, 1996